UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2023

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2023, Walgreens Boots Alliance, Inc. (the “Company”) announced that its Board of Directors (the “Board”) and Rosalind Brewer had mutually agreed that Ms. Brewer would step down as the Company’s Chief Executive Officer and as a member of the Board, effective August 31, 2023. The Board has appointed Ginger Graham as the Company’s interim Chief Executive Officer, effective September 1, 2023.

In connection with her separation, the Company and Ms. Brewer entered into a separation and transition agreement (the “Separation Agreement”) pursuant to which Ms. Brewer will receive the severance payments and benefits otherwise payable to her under the Company’s Employee Severance and Change in Control Plan, which is comprised of (a) cash severance of $9,000,000, which is equal to two times the sum of Ms. Brewer’s annual base salary plus target annual bonus; (b) payment of any annual bonus earned in respect of the current fiscal year, based on actual company performance, and (c) payment of the Company’s portion of Ms. Brewer’s health and welfare benefit costs pursuant to COBRA for 24 months. In addition, consistent with her Offer Letter with the Company dated January 26, 2021 (the “Offer Letter”), Ms. Brewer will vest in the remaining unvested portion of the Special Long-Term Incentive Award granted to Ms. Brewer at the time of her hiring by the Company, with any performance awards vesting based on actual performance. The Separation Agreement provides that Ms. Brewer will remain bound by the restrictive covenants (including those related to confidentiality, non-disparagement, and employee non-solicitation) contained within her Offer Letter, but the duration of the non-competition covenants will be reduced from one year to six months. The Separation Agreement contains other customary terms and conditions, including a release by Ms. Brewer of any claims against the Company.

Ms. Brewer and the Company have also entered into a consulting arrangement whereby Ms. Brewer will continue to serve the Company as Special Advisor through February 29, 2024, pursuant to which she will receive a monthly consulting fee of $375,000.

Ginger Graham, 67, has served as the Company’s Lead Independent Director since October 2022. She is the former President and Chief Executive Officer of Two Trees Consulting, Inc., a healthcare and executive leadership consulting firm, where she served from November 2007 to December 2016. She also previously served as President (from September 2003 to June 2006) and Chief Executive Officer (from September 2003 to March 2007) of Amylin Pharmaceuticals, a biopharmaceutical company, where she also served as a Director (from 1995 to 2009). From 1994 to 2003, she held various positions at Guidant Corporation, a cardiovascular medical device manufacturer, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President.

Ms. Graham does not have any family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any persons pursuant to which Ms. Graham has been appointed to her position. In addition, there have been no transactions directly or indirectly involving Ms. Graham that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 7.01.	Regulation FD Disclosure.

On September 1, 2023, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto, announcing the matters described in Item 5.02 above.

The information in this Item 7.01, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release of Walgreens Boots Alliance, Inc. dated September 1, 2023

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: September 1, 2023	By:	/s/ Manmohan Mahajan
	Name:	Manmohan Mahajan
	Title:	Interim Global Chief Financial Officer